Exhibit 10.9

EXECUTION COPY

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is entered into as of November 17, 2006 between Verizon Communications Inc., a Delaware corporation (“Verizon”), and Idearc Inc., a Delaware corporation and wholly owned subsidiary of Verizon (“Spinco” and together with Verizon, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement, dated as of November 13, 2006, between Verizon and Spinco (the “Distribution Agreement”).

RECITALS

Whereas, Verizon is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns.

Whereas, Spinco is a newly-formed, wholly owned subsidiary of Verizon.

Whereas, pursuant to the Distribution Agreement, among other things, Verizon will transfer to Spinco all of the Spinco Assets, Spinco will assume all of the Spinco Liabilities, and Spinco will issue to Verizon shares of Spinco Common Stock and the Spinco Exchange Debt and will pay to Verizon the Special Distribution (collectively, the “Contribution”).

Whereas, on the Distribution Date, Verizon will distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to holders of Verizon Common Stock (the “Distribution”).

Whereas, the Parties intend that the Contribution, together with the Distribution and the Debt Exchange, qualifies as a reorganization under Section 368 of the Code.

Whereas, the Parties desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. DEFINITIONS

1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Code” shall have the meaning set forth in the recitals.

“Contribution” shall have the meaning set forth in the recitals.

“Credit Agreement” shall mean the Credit Agreement dated as of November 17, 2006, among Spinco, the Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such lenders.

“Debt Exchange” shall have the meaning set forth in the Distribution Agreement.

“Directories” shall have the meaning set forth in the Ruling Request.

“Dispute” shall have the meaning set forth in Article VIII.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Distribution Date” shall mean the date on which the Distribution shall become effective.

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.

“Governmental Authority” shall have the meaning set forth in the Distribution Agreement.

“Indemnifiable Losses” shall have the meaning set forth in the Distribution Agreement.

“Indenture” shall mean the Indenture dated as of November 17, 2006, among Spinco, the initial Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as Trustee.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Preliminary Restructuring” shall have the meaning set forth in the Distribution Agreement.

“Prohibited Acts” shall have the meaning set forth in Section 3.02.

“Ruling” shall have the meaning set forth in Section 2.01(b).

“Ruling Request” shall mean the request for rulings submitted by Verizon to the Internal Revenue Service on June 14, 2006, including the exhibits attached thereto, and all related supplements.

“Sales East” shall have the meaning set forth in the Ruling Request.

“Senior Notes” shall mean the Senior Notes issued under the Indenture.

“Special Distribution” shall have the meaning set forth in the Distribution Agreement.

“Spinco” shall have the meaning set forth in the preamble to this Agreement.

“Spinco Assets” shall have the meaning set forth in the Distribution Agreement.

“Spinco Business” shall have the meaning set forth in the Distribution Agreement.

“Spinco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Spinco Exchange Debt” shall have the meaning set forth in the Distribution Agreement.

“Spinco Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“Spinco Group” shall have the meaning set forth in the Distribution Agreement.

“Spinco Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Spinco Taxes” shall have the meaning set forth in Section 2.03(a).

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall have the meaning set forth in Article VIII.

“Tax Benefit” shall mean the sum of the amount by which the Tax liability of a corporation or affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate Governmental Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such Governmental Authority relating to such Tax liability.

“Tax Certificates” shall mean certificates of officers of Verizon and Spinco, dated as of November 17, 2006, provided to Verizon’s counsel in connection with the Tax Opinion.

“Tax Contest” shall have the meaning set forth in Section 5.01.

“Tax Information Packages” shall mean any information required in order to prepare and file any Verizon Filed Tax Return.

“Tax Materials” shall have the meaning set forth in Section 3.01(a).

“Tax Opinion” shall mean the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of November 17, 2006, regarding certain United States federal income tax consequences of the Preliminary Restructuring, the Distribution, the Debt Exchange and other transactions associated therewith as described in the Ruling or the Distribution Agreement.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Authority or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tranche B Term Loan” shall have the meaning set forth in the Credit Agreement.

“Transaction Agreements” shall have the meaning set forth in the Distribution Agreement.

“Verizon” shall have the meaning set forth in the preamble to this Agreement.

“Verizon Filed Tax Return” shall have the meaning set forth in Section 2.01(a).

“Verizon Group” shall have the meaning set forth in the Distribution Agreement.

“Verizon Taxes” shall have the meaning set forth in Section 2.03(b).

“VIS” shall have the meaning set forth in the Credit Agreement.

1.02 INTERPRETATION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii)

pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II.

TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) Verizon shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that (1) includes any member of the Verizon Group or the Spinco Group and that is required to be filed before or on the Distribution Date or (2) includes any member of the Verizon Group and that is required to be filed after the Distribution Date (each, a “Verizon Filed Tax Return”); provided, however, that (x) Spinco shall promptly prepare and deliver to Verizon in a manner consistent with past practices pro forma Tax Returns and Tax Information Packages for any taxable period in which any member of the Spinco Group is included in, or any portion of the Spinco Business is reflected on, a Verizon Filed Tax Return, (y) Verizon shall provide to Spinco sufficiently in advance of the due date for the filing thereof, and Spinco shall have a reasonable opportunity to review and comment on, any such Verizon Filed Tax Return (or the relevant portion thereof) to the extent that Spinco is responsible for any portion of the Taxes reported on such Verizon Filed Tax Return, and (z) in the case of any Verizon Filed Tax Return that includes any member of the Spinco Group or the Spinco Business only for the portion of the relevant taxable period that ends on the Distribution Date, Taxes shall be allocated to the portion of such taxable period that ends on the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date. Each member of the Spinco Group hereby irrevocably authorizes and designates Verizon as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Verizon Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Authority in respect of a Verizon Filed Tax Return. Except as otherwise provided herein, Verizon shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a Verizon Filed Tax Return for which Verizon bears responsibility hereunder and to determine whether any refunds of Taxes to which the Verizon Group may be entitled shall be received by way of refund or credit against the Tax liability of the Verizon Group.

(b) Spinco shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Distribution Date that includes any member of the Spinco Group or otherwise relates to the Spinco Business that is not a Verizon Filed Tax Return (each, a “Spinco Filed Tax Return”); provided, however, that, except as otherwise required by law, (1) all Spinco Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Opinion and the private letter ruling with respect to, among other things, the Contribution, the Distribution and the Debt Exchange received by Verizon on September 25, 2006 (the “Ruling”) and consistent with past practices of Verizon, (2) Spinco shall provide to

Verizon sufficiently in advance of the due date for the filing thereof, and Verizon shall have a reasonable opportunity to review and comment on, any such Spinco Filed Tax Return (or the relevant portion thereof) to the extent that (x) Verizon is responsible for any portion of the Taxes reported on such Spinco Filed Tax Return or (y) such Spinco Filed Tax Return is a Tax Return of Sales East and (3) in the case of any Spinco Filed Tax Return that includes any member of the Spinco Group or the Spinco Business only for the portion of the relevant taxable period that begins after the Distribution Date, Taxes shall be allocated to the portion of such taxable period that begins after the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date.

2.02 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.03, Verizon and Spinco shall each remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s group (the Verizon Group or the Spinco Group) to any Governmental Authority); provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Governmental Authority.

2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (i) that are attributable to any member of the Spinco Group or the Spinco Business for any taxable period, including, for purposes of clarification, any taxable period that ended prior to the Distribution Date, as determined in accordance with Schedule A, (ii) resulting from the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith as described in the Ruling or the Distribution Agreement, to the extent that such Taxes arise as a result of any action taken by Spinco or any member of the Spinco Group following the Distribution (other than, in the case of the Tranche B Term Loan, the repayment thereof prior to the stated maturity in accordance with Section 2.10(b) of the Credit Agreement), or (iii) resulting from any breach of or inaccuracy in any representation, covenant or obligation of any member of the Spinco Group under this Agreement (collectively, “Spinco Taxes”).

(b) Verizon and the members of the Verizon Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes attributable to any member of the Verizon Group or any member of the Spinco Group that are not Spinco Taxes (collectively, “Verizon Taxes”).

(c) Notwithstanding anything else to the contrary contained herein or in any other Transaction Agreement and notwithstanding whether any such Tax Benefits are realized on Verizon Filed Tax Returns or Spinco Filed Tax Returns, the Parties agree to allocate the Tax Benefits set forth on Schedule B in accordance therewith.

(d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Verizon Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group as of the Distribution Date, and no member of the Spinco Group shall have any continuing rights or obligations thereunder.

2.04 AMENDED RETURNS. Spinco shall not, and shall not permit any member of the Spinco Group to, file any amended Tax Return that includes any member of the Verizon Group.

ARTICLE III.

REPRESENTATIONS AND COVENANTS

3.01 COMPLIANCE WITH THE RULING AND TAX OPINION.

(a) Verizon (on behalf of itself and all other members of the Verizon Group) hereby represents and warrants that (i) it has examined (A) the Ruling, (B) the Tax Opinion, (C) the Ruling Request, (D) the Tax Certificates and (E) any other materials delivered or deliverable in connection with the issuance of the Ruling and the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Verizon or any member of the Verizon Group, are or will be from the time presented or made through and including the Distribution Date true, correct and complete in all material respects. Verizon (on behalf of itself and all other members of the Verizon Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Material applicable to Verizon or any member of the Verizon Group.

(b) Spinco (on behalf of itself and all other members of the Spinco Group) hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Spinco or any member of the Spinco Group, are or will be from the time presented or made through and including the Distribution Date true, correct and complete in all material respects. Spinco (on behalf of itself and all other members of the Spinco Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Material applicable to Spinco or any member of the Spinco Group.

3.02 OPINION REQUIREMENT FOR MAJOR TRANSACTIONS. Spinco (on behalf of itself and all other members of the Spinco Group) hereby confirms and agrees that no member of the Spinco Group will take or permit to be taken within 2 years of the Distribution the following actions: (i) the issuance of any Spinco equity or rights to acquire any Spinco equity (other than any such issuance qualifying under a Treas. Reg. § 1.355-7(d) “safe harbor” such as an issuance in connection with the performance of services within the meaning of Treas. Reg. 1.355-7(d)(8)); (ii) redemptions or repurchases of any Spinco equity (except to the extent consistent with the requirements of Rev. Proc. 96-30), (iii) recapitalizations or other dispositions of, or modifications to the terms of, any Spinco equity; (iv) any liquidation, merger or consolidation involving Spinco, VIS or Directories (including, for purposes of clarification, the conversion of Spinco or Directories into a limited liability company or the conversion of VIS into a corporation); (v) any sale of all or substantially all of Spinco’s assets in a single transaction or series of related transactions; (vi) the disposition or discontinuance of the operation of any active trade or business assets except in the ordinary course of business; (vii) entering into any negotiations, agreements or arrangements that may cause the Distribution to be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly stock of Spinco representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code; or (viii) the taking of actions or positions inconsistent with any representation or covenant of Spinco or any member of the Spinco Group contained in Section 3.01(b) or Section 6.02 of this Agreement (collectively, the “Prohibited Acts”). Notwithstanding the foregoing, Spinco or a member of the Spinco Group may take any of the Prohibited Acts, subject to, and without limiting or modifying, Spinco’s continuing indemnification obligation under Section 4.01(b), if Spinco obtains (x) the written consent of Verizon (which consent may be given or withheld in Verizon’s sole discretion) or (y) a supplemental ruling from the Internal Revenue Service or an opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to Verizon, that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion.

3.03 ADDITIONAL SPINCO COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, Spinco (on behalf of itself and all other members of the Spinco Group) hereby confirms and agrees that (i) neither Spinco nor any member of the Spinco Group will, directly or indirectly, pre-pay, pay down, redeem, retire or otherwise acquire, however effected, any of the Senior Notes or the Tranche B Term Loan prior to its stated maturity, (ii) neither Spinco nor any member of the Spinco Group will take or permit to be taken any action at any time, including, without limitation, any modification to the terms of any of the Senior Notes or the Tranche B Term Loan, that could jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the Senior Notes or the Tranche B Term Loan as “securities” within the meaning of Section 361(a) of the Code, (iii) no issuance of stock by Spinco, any member of the Spinco Group, or any Affiliates thereof and no change in the stock ownership of any such entities will occur that could cause Section 355(d) or Section 355(e) of the Code to apply to the Distribution, and (iv) neither Spinco nor any member of the Spinco Group will take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion. Notwithstanding the foregoing, Spinco or a member of the Spinco Group may take or permit to be taken any of the actions described in this Section 3.03, subject to, and without limiting or modifying, Spinco’s continuing indemnification obligation under Section 4.01(b), if (x) failure to take such action would violate the Credit Agreement, the Indenture or any of the documents entered into in connection therewith (each as executed as of the Distribution Date), (y) Spinco obtains the written consent of Verizon (which consent may be given or withheld in Verizon’s sole discretion) or (z) Spinco obtains a supplemental ruling from the Internal Revenue Service or an opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to Verizon, that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion.

3.04 VERIZON COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, Verizon (on behalf of itself and all other members of the Verizon Group) hereby confirms and agrees that neither Verizon nor any member of the Verizon Group will take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion.

ARTICLE IV.

INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 INDEMNITY OBLIGATIONS.

(a) Verizon shall indemnify and hold harmless Spinco from and against, and will reimburse Spinco for (i) all Verizon Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the Verizon Group under this Agreement.

(b) Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Spinco shall indemnify and hold harmless Verizon from and against, and will reimburse Verizon for (i) all Spinco Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to (x) any breach of or inaccuracy in any representation, covenant or obligation of any member of the Spinco Group under this Agreement or (y) the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith as described in the Ruling or the Distribution Agreement, to the extent such Taxes or Indemnifiable Losses arise as a result of any action taken by Spinco or any member of the Spinco Group following the Distribution (other than, in the case of the Tranche B Term Loan, the repayment thereof prior to the stated maturity in accordance with Section 2.10(b) of the Credit Agreement).

4.02 NOTICE. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

4.03 TREATMENT OF PAYMENTS. The Parties agree that any payment made between the Parties pursuant to this Agreement or any other Transaction Agreement with respect to a Pre-Distribution Period or as a result of an event or action occurring in a Pre-Distribution Period shall be treated, to the extent permitted by law, for all Tax purposes as a nontaxable payment (i.e., a distribution or a capital contribution) made immediately prior to the Distribution.

ARTICLE V.

TAX CONTESTS

5.01 NOTICE. Verizon shall promptly notify Spinco in writing upon receipt by Verizon or any member of the Verizon Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which Spinco may be liable under this Agreement. Spinco shall promptly notify Verizon in writing upon receipt by Spinco or any member of the Spinco Group of a written communication from any Governmental Authority with respect to any Tax Contest concerning any Taxes for which Verizon may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY VERIZON. Verizon shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving (i) any Verizon Filed Tax Return, or (ii) the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith as described in the Ruling or the Distribution Agreement. Subject to Verizon’s control right, upon request by Spinco, Spinco shall, at Spinco’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Spinco or any member of the Spinco Group under this Agreement. Notwithstanding anything else to the contrary contained herein, in the case of any such Tax Contest relating to Taxes for which the potential liability of Spinco or any member of the Spinco Group under this Agreement equals or exceeds $200,000,000, (a) Verizon shall not settle any such Tax Contest without the consent of Spinco, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) absent a settlement of such Tax Contest pursuant to subclause (a) above, Verizon shall be required to pursue, at Spinco’s expense, such Tax Contest through one level of appellate judicial review (it being understood that Verizon shall have no obligation to pursue such Tax Contest beyond one level of appellate judicial review).

5.03 CONTROL OF CONTESTS BY SPINCO. Spinco shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Spinco Filed Tax Return or any item thereon not described in Section 5.02. Subject to Spinco’s control right, upon request by Verizon, Verizon shall, at Verizon’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Verizon or any member of the Verizon Group under this Agreement.

ARTICLE VI.

COOPERATION

6.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s group (the Verizon Group or the Spinco Group) to fully cooperate, with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

6.02 CONSISTENT TREATMENT. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes and Tax Benefits between the Verizon Group and the Spinco Group as set forth in this Agreement, (b) the Ruling or (c) the Tax Opinion.

ARTICLE VII.

RETENTION OF RECORDS; ACCESS

For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Distribution Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Verizon Group or the Spinco Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Distribution Date that the Verizon Group proposes to destroy such material or information, it shall first notify the Spinco Group in writing and the Spinco Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the Spinco Group proposes to destroy such material or information, it shall first notify the Verizon Group in writing and the Verizon Group shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII.

DISPUTE RESOLUTION

The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If such a Dispute is not resolved within sixty (60) days following the date on which one Party gives such notice, the Parties shall jointly retain a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the “Tax Advisor”), to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Advisor shall be shared equally by Verizon, on the one hand, and Spinco, on the other hand.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

9.02 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by Verizon and Spinco on behalf of themselves and the members of their respective groups (the Verizon Group and the Spinco Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Verizon or Spinco in the future.

9.03 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.04 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

9.05 DISTRIBUTION AGREEMENT. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Distribution Agreement shall apply in relevant part to this Agreement, including Sections 5.5 (Reductions for Insurance Proceeds and Other Amounts), 5.7 (Consequential Damages), 8.1 (Complete Agreement), 8.3 (Interpretation), 8.4 (Notices), 8.5 (Amendments; Waivers), 8.6 (Successors and Assigns; No Third-Party Beneficiaries), 8.7 (Counterparts), 8.8 (Headings), 8.9 (Severability), 8.11 (Terminability), 8.12 (Governing Law; Service of Process; Jurisdiction), 8.13 (Waiver of Jury Trial) and 8.14 (Specific Performance).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President

IDEARC INC.

By:	/s/ Andrew Coticchio
	Name:	Andrew Coticchio
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Schedule A — Allocation Methodology for Section 2.03(a)(i)

1.	In the case of any Verizon Filed Tax Return filed after the Distribution Date that includes any member of the Spinco Group or reflects any portion of the Spinco Business (other than any amended Tax Return that relates to a Verizon Filed Tax Return filed on or before the Distribution Date):

•	Federal Income Taxes

•	Except for (a) any items of income, gain, loss, deduction, credit or any other item which increases or decreases Taxes paid or payable (each, a “Tax Item”) allocated to Verizon pursuant to Schedule B of this Agreement or (b) any Tax Items resulting from the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith (the Taxes and Tax Benefits resulting from which shall be allocated between the Parties in accordance with the other provisions of this Agreement), Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes calculated as if the Spinco Business filed a single federal income Tax Return for the taxable period (or the portion thereof) for which such Verizon Filed Tax Return reflects the Spinco Business reflecting all Tax Items associated with the Spinco Business for such period (including any Tax Items for such period allocated to Spinco pursuant to Schedule B of this Agreement); provided, however, that Spinco shall receive credit for any estimated or other Tax payments with respect to the Spinco Business previously made by Spinco or the members of the Spinco Group to Verizon or to the relevant Governmental Authority with respect to such Verizon Filed Tax Return (it being understood that, for purposes of Verizon’s consolidated federal income Tax Return for the 2006 Tax year, Spinco shall be deemed to have made estimated Tax payments equal to 35% of the net taxable income reflected on the form K-1 issued by Sales East to BAGW (as defined in the Ruling Request) with respect to Sales East’s final federal income Tax Return).

•	Any Taxes or Tax Benefits resulting from a Tax Contest with respect to any such Verizon Filed Tax Return shall be allocated to the Spinco Business based on the methodology set forth in the prior bullet.

•	State and Local Income Taxes

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Except for (a) any Tax Items allocated to Verizon pursuant to Schedule B of this Agreement or (b) any Tax Items resulting from the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith (the Taxes and Tax Benefits resulting from which shall be allocated between the Parties in accordance with the other provisions of this Agreement), Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes that are computed with respect to income or gross receipts including the Washington business and occupation tax, the Ohio commercial activity tax, the New Jersey alternative minimum assessment, the Kentucky alternative minimum tax, and the Texas franchise tax (collectively, “State and Local Income Taxes”) calculated as if each member of the Spinco Group included on such Verizon Filed Tax Return, and each legal entity that conducted, directly or indirectly through its ownership of an interest in any partnership or other pass-through entity, any portion of the Spinco Business reflected on such Verizon Filed Tax Return, filed a separate Tax Return for the taxable period (or the portion thereof) for which such Verizon Filed Tax Return reflects the Spinco Business in the jurisdiction in which such Verizon Filed Tax Return was filed reflecting all Tax Items of such entity associated with the Spinco Business for such period (including, as appropriate, any Tax Items for such period allocated to Spinco pursuant to Schedule B of this Agreement); provided, however, that Spinco shall receive credit for any estimated or other Tax payments with respect to the Spinco Business previously made by Spinco or the members of the Spinco Group to Verizon or to the relevant Governmental Authority with respect to such Verizon Filed Tax Return. Notwithstanding the above, Spinco and the members of the Spinco Group shall only be responsible for the payment of State and Local Income Taxes attributable to the net taxable income reflected on the form K-1 issued by Sales East to BAGW with respect to Sales East’s final federal income Tax Return to the extent that BAGW is liable for State and Local Income Taxes attributable to such net taxable income.

•	Any Taxes or Tax Benefits resulting from a Tax Contest with respect to any such Verizon Filed Tax Return shall be allocated to the Spinco Business based on the methodology set forth in the prior bullet.

•	All Other Taxes

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Except for (a) any Tax Items allocated to Verizon pursuant to Schedule B of this Agreement or (b) any Tax Items resulting from the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith (the Taxes and Tax Benefits resulting from which shall be allocated between the Parties in accordance with the other provisions of this Agreement), Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes other than federal income Taxes and State and Local Income Taxes calculated as if each member of the Spinco Group included on such Verizon Filed Tax Return, and each legal entity that conducted any portion of the Spinco Business reflected on such Verizon Filed Tax Return, filed a separate Tax Return for the taxable period (or the portion thereof) for which such Verizon Filed Tax Return reflects the Spinco Business in the jurisdiction in which such Verizon Filed Tax Return was filed reflecting all Tax Items of such entity associated with the Spinco Business for such period (including, as appropriate, any Tax Items for such period allocated to Spinco pursuant to Schedule B of this Agreement); provided, however, that Spinco shall receive credit for any estimated or other Tax payments with respect to the Spinco Business previously made by Spinco or the members of the Spinco Group to Verizon or to the relevant Governmental Authority with respect to such Verizon Filed Tax Return.

•	Any Taxes or Tax Benefits resulting from a Tax Contest with respect to any such Verizon Filed Tax Return shall be allocated to the Spinco Business based on the methodology set forth in the prior bullet.

2.	In the case of any Verizon Filed Tax Return filed on or before the Distribution Date (or any amended Tax Return that relates to a Verizon Filed Tax Return filed on or before the Distribution Date):

•	Unless there is a Tax Contest with respect to such Verizon Filed Tax Return, each of Verizon and Spinco shall be deemed to have paid all Taxes reflected on and received all Tax Benefits with respect to such Verizon Filed Tax Return for which each is liable or entitled pursuant to this Agreement.

•	Any Taxes or Tax Benefits resulting from a Tax Contest with respect to any such Verizon Filed Tax Return shall be allocated between the Parties based on the methodology set forth in Section 1 of this Schedule A.

3.	In the case of any Spinco Filed Tax Return:

•	Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes reflected thereon except to the extent such Taxes result from the Preliminary Restructuring, the Distribution, the Debt Exchange or any transaction associated therewith (which Taxes shall be allocated between the Parties in accordance with the other provisions of this Agreement).

•	Any Taxes or Tax Benefits resulting from a Tax Contest with respect to any such Spinco Filed Tax Return shall be allocated to the Spinco Business based on the methodology set forth in the prior bullet.

Schedule B – Allocation of Certain Tax Benefits

1.	Debt Expenses

•	Verizon and the other members of the Verizon Group shall be entitled to all Tax Benefits resulting from any loss, deduction, credit or other item which decreases Taxes paid or payable or increases Tax basis (a “Benefit Item”) associated with the Debt Exchange. For purposes of clarification, such Tax Benefits include, without limitation, any Tax Benefits resulting from any issuance costs or issuance expenses associated with any Spinco Exchange Debt other than out-of-pocket costs and out-of-pocket expenses borne by Spinco.

•	Except as set forth in the immediately preceding bullet, Spinco and the other members of the Spinco Group shall be entitled to all Tax Benefits resulting from any Benefit Item associated with the Senior Notes or the Loans (as defined in the Credit Agreement). For purposes of clarification, such Tax Benefits include, without limitation, any Tax Benefits resulting from any interest payments with respect to the Spinco Exchange Debt and any interest payments, issuance costs or issuance expenses associated with any Senior Note or Loan that is not Spinco Exchange Debt.

2.	Compensation Expenses

•	Verizon and the other members of the Verizon Group shall be entitled to all Tax Benefits resulting from any Benefit Item associated with any compensation related expense, including compensation received by a Directories Employee (as defined in the Employee Matters Agreement, dated as of November 17, 2006, by and between Verizon and Spinco) after the Distribution Date, paid by Verizon or any other member of the Verizon Group. For purposes of clarification, such Tax Benefits include, without limitation, any Tax Benefits resulting from any outstanding Verizon long-term incentive awards (stock options, PSUs and RSUs) of Directories Employees and any deferrals under Verizon’s non-qualified deferred compensation plans (IDP and EDP) by Directories Employees.

•	Spinco and the other members of the Spinco Group shall be entitled to all Tax Benefits resulting from any Benefit Item associated with any compensation related expense, including compensation received by a Directories Employee after the Distribution Date, paid by Spinco or any other member of the Spinco Group.

3.	Other Transaction Related Expenses

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Verizon and the other members of the Verizon Group shall be entitled to all Tax Benefits resulting from any Benefit Item associated with any costs and expenses economically borne by Verizon or any other member of the Verizon Group in connection with the Preliminary Restructuring, the Distribution or any other transaction associated therewith to the extent such Tax Benefits are not otherwise allocated to Spinco and the other members of the Spinco Group pursuant to Sections 1 or 2 of this Schedule B.

•	Spinco and the other members of the Spinco Group shall be entitled to all Tax Benefits resulting from any Benefit Item associated with any costs and expenses economically borne by Spinco or any other member of the Spinco Group in connection with the Preliminary Restructuring, the Distribution or any other transaction associated therewith to the extent such Tax Benefits are not otherwise allocated to Verizon and the other members of the Verizon Group pursuant to Sections 1 or 2 of this Schedule B.

4.	Reporting of Benefit Items

•	Unless and until there has been a Final Determination to the contrary or as otherwise required by law, any Benefit Item relating to Tax Benefits to which Verizon and the other members of the Verizon Group are entitled pursuant to this Schedule B shall be reported on Verizon Filed Tax Returns as opposed to Spinco Filed Tax Returns, and no Party shall take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent therewith.

•	Unless and until there has been a Final Determination to the contrary or as otherwise required by law, any Benefit Item relating to Tax Benefits to which Spinco and the other members of the Spinco Group are entitled pursuant to this Schedule B shall be reported on Spinco Filed Tax Returns as opposed to Verizon Filed Tax Returns, and no Party shall take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent therewith.

5.	Payment for Tax Benefits

•	A Party realizing a Tax Benefit to which another Party is entitled pursuant to this Agreement shall pay the amount of such Tax Benefit to such other Party within ten (10) Business Days after the realization of such Tax Benefit.

•	For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized by a Party at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including a Tax Return relating to estimated Taxes) on which a Benefit Item is applied in reduction of Taxes which would otherwise be payable, in each case, to the extent such Party is responsible for such Taxes under this Agreement; provided, however, that, where a Party has other Benefit Items available to it, Benefit Items for which the other Party would be entitled to a payment hereunder shall be treated as the last Benefit Items utilized to produce a Tax Benefit.